 RESCISSION AGREEMENT

This Rescission Agreement (this "Agreement") is made and entered into effective as of December 31, 2009, by and between DMP Holdings, Inc., a Utah corporation (“DMP”), and Security Solutions Group, Inc., a Nevada corporation (“SSG”).

RECITALS

WHEREAS, DMP and SSG are parties to a certain Asset Sale, Purchase and Transfer Agreement, dated November 12, 2009 (the “Asset Sale, Purchase and Transfer Agreement ”) pursuant to which SSG acquired certain assets and business operations related to Praesidium in exchange for a Promissory Note with a face value of $407,500 (the “Note”).

B.

Due to subsequent events, the parties desire to cancel and rescind the Asset Sale, Purchase and Transfer Agreement , subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Incorporation of Recitals. The foregoing recitals are hereby incorporated in and made a part of this Agreement by this reference.

2.	Rescission and Cancellation of Agreement. The parties agree as follows:

2.1.

Upon execution of this Agreement, the parties will cancel and consider rescinded all previous agreements between the parties.   According to this Agreement, the Note shall be cancelled and destroyed, and all ownership of the assets and business operations of Praesidium will transfer back to DDP (the “Return Transfer”).

3.

Further Assurances. Each of the parties agrees to take such actions and steps as may be reasonably requested by the other party to effect the Return Transfer set forth in Section 2.1, including without limitation to execute and deliver any required filings with governmental authorities. Further, each of DDP and SSG shall take all reasonable actions necessary to comply promptly with all legal requirements which may apply with respect to the transactions hereunder and will promptly cooperate with and furnish information to the other party in connection with any such requirements.

4.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supercedes and replaces any prior or contemporaneous agreements or understandings, whether written or oral, relating to such subject matter. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may not be modified or amended except in writing signed by the parties.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

DMP Holdings, Inc.

Security Solutions Group, Inc.

_/s/ Daryl Regier______________

_/s/ Phil Viggiani______________

Name: Daryl Regier

Name: Phil Viggiani

Title: Director

Title: President

_/s/ Marc Hamilton_____________

Marc Hamilton

Title: Director